Exhibit 99.1

(1)
On June 8, 2010, the Issuer and Reporting Persons closed the terms of a working capital financing pursuant to which the Reporting Persons agreed to provide a loan in the aggregate principal amount of $1,000,000 (the “2010 Financing”).  See Form 8-K to be filed by the Issuer with 2 days of this Form 4 for a detailed description of the 2010 Financing.  In connection with the 2010 Financing, the Issuer and Reporting Persons agreed, among other agreements, to amend and restate the Senior Secured Convertible Promissory Note entered into by and between them on July 10, 2008 (the “2008 Note”), which as amended and restated is not convertible by the Reporting Persons into equity security of the Issuer until 12 months following June 8, 2010.  Further, the Issuer is required to pay to the Reporting Persons (or issue shares of common stock of the Issuer to the Reporting Persons in lieu of) all accrued and unpaid interest on the 2008 Note, but the Reporting Persons has not received the accrued and unpaid interest on the 2008 Note as of the date of this Form 4.